Exhibit 99.1

News release

QLT ANNOUNCES FOURTH QUARTER AND YEAR END 2013 RESULTS

For Immediate Release	February 28, 2014

VANCOUVER, CANADA — QLT Inc. (NASDAQ: QLTI; TSX: QLT) (“QLT” or the “Company”) is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. The Company reported financial results today for the fourth quarter and year ended December 31, 2013. Unless otherwise specified, all amounts are reported in U.S. dollars and in accordance with U.S. GAAP.

2013 FINANCIAL RESULTS

QLT Expenses / Other Income

Research and Development (R&D) expenses relate to QLT’s synthetic retinoid program. During the fourth quarter of 2013, QLT incurred R&D expense of $4.8 million, compared to $5.0 million for the same period in 2012. For the full year, R&D expense was $18.5 million compared to $24.6 million in 2012. The $6.1 million net decrease was primarily due to reduced staffing resulting from the Company’s 2012 restructuring initiatives.

During the fourth quarter of 2013, Selling, General and Administrative (SG&A) expense was $1.4 million compared to $2.4 million for the same period in 2012. For the full year, SG&A expense was $7.0 million compared to $15.1 million in 2012. For both periods, the decrease was primarily due to savings from the Company’s 2012 restructuring initiatives.

Investment and Other Income was $1.1 million and $3.3 million for the quarter and year ended December 31, 2013, respectively. For both periods, this primarily related to a gain of $1.0 million and $2.9 million, respectively, for the Fair Value Change in Contingent Consideration. This gain occurred primarily because our current contingent consideration asset is recorded as the present value of future expected payments with respect to Eligard®, and therefore as each quarter elapses, even if no changes are made to the underlying Eligard forecast, we will book a gain related to the time value of money as we move one quarter closer to realizing the full face value of the assets.

Operating Losses

The operating loss for the fourth quarter was $6.6 million, compared to a $10.1 million operating loss recorded during the same period in 2012. The full year operating loss for 2013 was $28.5 million, compared to $54.7 million in 2012. The improvement in operating results of $3.5 million for the fourth quarter, and $26.2 million for the full year, in comparison to the same periods in 2012, are primarily due to savings related to the Company’s 2012 restructuring initiatives and restructuring charges recorded in 2012.

Income from Discontinued Operations, Net of Income Taxes

During the fourth quarter of 2013, we earned $0.9 million of income from discontinued operations, net of income taxes, compared to a $1.1 million loss incurred from discontinued operations in the fourth quarter of 2012. For the full year, we earned $1.0 million of income from discontinued operations, net of income taxes, compared to $88.0 million of income from discontinued operations in 2012. The decrease was primarily due to a pre-tax gain of $101.4 million related to the divestment of the Visudyne® business recorded in the third quarter of 2012.

(Loss) / Income Per Share

Loss per share from continuing operations was $0.11 in the fourth quarter of 2013, compared to a loss per share from continuing operations of $0.16 in the fourth quarter of 2012. The improvement was primarily due to higher restructuring charges recorded in 2012 and savings related to the Company’s 2012 restructuring initiatives. These improvements were partially offset by a lower gain from the Fair Value Change in Contingent Consideration in the current period. For the full year, loss per share from continuing operations was $0.51 in 2013, compared to a loss per share of $0.84 in 2012. The improvement was due to the same factors described above as well as the 2012 income tax recovery resulting from the recognition of the tax benefit of our operating losses from continuing operations.

Income per share from discontinued operations was $0.02 for the fourth quarter of 2013, compared to a $0.02 loss per share from discontinued operations in the fourth quarter of 2012. For the full year, income per share from discontinued operations was $0.02, compared to $1.75 in 2012. The difference was primarily due to a pre-tax gain of $101.4 million related to the divestment of the Visudyne® business recorded in the third quarter of 2012.

Cash and Cash Equivalents

As at December 31, 2013, the Company’s consolidated cash and cash equivalents was $118.5 million compared to $307.4 million of cash and cash equivalents at the end of 2012. The decrease was largely due to the $200.0 million special cash distribution to the Company’s shareholders completed in June 2013, which was partially offset by $7.5 million of funds that were released to us from escrow on September 26, 2013. During the fourth quarter of 2013, proceeds received in connection with collection of the Eligard Contingent Consideration totaled $10.5 million ($38.7 million collected in 2013). In addition, we still have up to $38.0 million of Eligard Contingent Consideration remaining to be collected.

Passive Foreign Investment Company

The Company believes that it was classified as a Passive Foreign Investment Company (PFIC) for 2008 – 2013, and that it may be classified as a PFIC in 2014, which could have adverse tax consequences for U.S. shareholders. Please refer to our Annual Report on Form 10-K for additional information.

QLT Inc.—Financial Highlights

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

In accordance with United States generally accepted accounting principles

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(In thousands of U.S. dollars except share and per share information)	2013	2012	2013	2012
Expenses
Research and development	$4,794	$4,958	$18,509	$24,578
Selling, general and administrative	1,418	2,434	6,986	15,082
Depreciation	247	237	964	1,165
Restructuring charges	184	2,448	2,031	13,850

	6,643	10,077	28,490	54,675

Operating loss	(6,643)	(10,077)	(28,490)	(54,675)

Investment and other income
Net foreign exchange gains (losses)	4	76	(32)	(8)
Interest income	36	97	211	244
Fair value change in contingent consideration	961	1,783	2,865	8,215
Other gains	107	(42)	207	60

	1,108	1,914	3,251	8,511

Loss from continuing operations before income taxes	(5,535)	(8,163)	(25,239)	(46,164)
(Provision for) recovery of income taxes	(165)	102	(599)	3,900

Loss from continuing operations	(5,700)	(8,061)	(25,838)	(42,264)

Income from discontinued operations, net of income taxes	851	(1,120)	967	87,962

Net (loss) income and comprehensive (loss) income	($4,849)	($9,181)	($24,871)	$45,698

Basic and diluted net (loss) income per common share
Continuing operations	($0.11)	($0.16)	($0.51)	($0.84)
Discontinued operations	$0.02	($0.02)	$0.02	$1.75

Net (loss) income per common share	($0.10)	($0.18)	($0.49)	$0.91

Weighted average number of common shares outstanding (thousands)
Basic and diluted	51,082	51,674	50,909	50,112

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

As at December 31,	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$118,521	$307,384
Restricted cash	—	7,500
Accounts receivable, net of allowances for doubtful accounts	4,590	3,960
Contingent consideration—current	36,582	41,255
Income taxes receivable	77	554
Deferred income tax assets—current	191	644
Assets held for sale	—	300
Prepaid and other assets	1,863	1,442

Total current assets	161,824	363,039
Property, plant and equipment	1,866	2,655
Deferred income tax assets—non-current	177	370
Contingent consideration—non-current	—	35,154

Total assets	163,867	401,218

LIABILITIES
Current liabilities
Accounts payable	$2,609	$6,121
Accrued liabilities	1,498	2,515
Accrued restructuring charge	130	1,933
Deferred income	—	456

Total current liabilities	4,237	11,025
Uncertain tax position liabilities	1,846	1,875

Total liabilities	6,083	12,900

SHAREHOLDERS’ EQUITY
Share capital (Note 8)
Authorized
500,000,000 common shares without par value
5,000,000 first preference shares without par value, issuable in series
Issued and outstanding
Common shares	$466,229	$471,712
December 31, 2013 – 51,081,878 shares
December 31, 2012 – 51,589,405 shares
Additional paid-in capital	95,844	296,024
Accumulated deficit	(507,258)	(482,387)
Accumulated other comprehensive income	102,969	102,969

Total shareholders’ equity	157,784	388,318

Total shareholders’ equity and liabilities	$163,867	$401,218

About QLT

QLT is a biotechnology company dedicated to the development and commercialization of innovative ocular products that address the unmet medical needs of patients and clinicians worldwide. We are focused on developing our synthetic retinoid program for the treatment of certain inherited retinal diseases.

QLT’s head office is based in Vancouver, Canada and the Company is publicly traded on NASDAQ Stock Market (symbol: QLTI) and the Toronto Stock Exchange (symbol: QLT). For more information about the Company’s products and developments, please visit our web site at www.qltinc.com.

QLT Inc. Contacts:

Investor & Media Relations

Andrea Rabney or David Pitts

Argot Partners

212-600-1902

andrea@argotpartners.com

david@argotpartners.com

Visudyne® is a registered trademark of Novartis AG

Eligard® is a registered trademark of Sanofi S.A.

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. Forward-looking statements include, but are not limited to: statements concerning our PFIC status; and statements which contain language such as: “assuming,” “prospects,” “goal,” “future,” “projects,” “potential,” “believes,” “expects,” “hopes,” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; currency fluctuations; the risk that sales of Visudyne or Eligard may be less than expected thereby impacting our contingent consideration; the risk that we may not receive any or as much additional contingent consideration as we might expect under our agreements with respect to the sale of Visudyne, Eligard and the PPDS Technology; risks and uncertainties concerning the impact that QLT’s success or failure in completing strategic initiatives will have on the market price of our securities; risks resulting from the potential loss of key personnel; uncertainties relating to our development plans, timing and results of the clinical development and commercialization of our products and technologies; assumptions related to continued enrollment trends, efforts and success, and the associated costs of these programs; outcomes for our clinical trials may not be favorable or may be less favorable than interim/preliminary results and/or previous trials; there may be varying interpretations of data produced by one or more of our clinical trials; risks and uncertainties associated with the safety and effectiveness of our technology; the timing, expense and uncertainty associated with the regulatory approval process for products to advance through development stages; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.

This press release also contains “forward looking information” that constitutes “financial outlooks” within the meaning of applicable Canadian securities laws. This information is provided to give investors general guidance on management’s current expectations of certain factors affecting our business, including our financial results. Given the uncertainties, assumptions and risk factors associated with this type of information, including those described above, investors are cautioned that the information may not be appropriate for other purposes.